UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 12, 2017

WALKER INNOVATION INC.

(Exact name of registrant as specified in charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Stamford, CT	Two High Ridge Park	06905
(Address Of Principal Executive Offices) (Zip Code)

(203) 461-7200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 12, 2017, the compensation committee of the Board of Directors, the Board of Directors and a stockholder of Walker Innovation Inc. (the “Company”) entitled to vote 2,358,500 shares of the Company’s common stock, par value $0.001(“Common Stock”) and 14,999,000 shares of Series B Preferred Stock, representing, collectively, approximately 82.3% of the outstanding voting stock of the Company entitled to vote on such date with respect to such corporate actions, approved a one-time stock Option Repricing program (the “Option Repricing”) to permit the Company to reprice certain options to purchase the Company’s Common Stock held by its current directors, officers and employees (the “Eligible Options”), which actions will become effective on the twentieth calendar day following the mailing to the Company’s stockholders of the definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission, which effectiveness date is currently expected to be February 19, 2017. Under the Option Repricing, as of the date the Option Repricing becomes effective, Eligible Options with an exercise price at or above $1.37 per share (expected to represent an aggregate of 2,743,000 options, or 58% of the total outstanding) will be amended to reduce such exercise price to the average daily volume weighted average closing price of the Common Stock on the OTCQB for the 20 trading day period immediately following such effective date or, if greater, the closing price of a share of the Company’s Common Stock, as reported by the OTCQB on the business day immediately prior thereto (currently expected to be February 17, 2017).

The Company will record the impact of the repricing (which will be a charge to operations over the remaining term of the option) in the first quarter of 2017. The charge is non cash and equity neutral and in the opinion of management will have no material impact on the operating activities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2017

WALKER INNOVATION INC.

By:	/s/ Jonathan Ellenthal
Name:	Jonathan Ellenthal
Title:	Vice Chairman and CEO

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